Final Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-104080
March 16, 2007
NATIONAL CITY CORPORATION
$600,000,000 Floating-Rate Notes Due March 20, 2009

Issuer:	National City Corporation

Title of Securities:	Floating Rate Notes Due March 20, 2009

Note Type:	Senior Unsecured Floating-Rate Notes

Trade Date:	March 16, 2007

Settlement Date (T+5):	March 23, 2007

Maturity Date:	March 20, 2009

Aggregate Principal Amount Offered:	$600,000,000

Price to Public (Issue Price):	100.000%, plus accrued interest, if any, from March 23, 2007

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+1.5 basis points

Interest Rate:	LIBOR plus 0.015%. LIBOR01 is the referenced page as designated on the Reuters 3000 Xtra service

Index Maturity:	Three months

Interest Reset Period:	Quarterly

Interest Reset Dates:	March 20, June 20, September 20 and December 20, commencing June 20, 2007

Interest Payment Dates:	March 20, June 20, September 20 and December 20, commencing June 20, 2007 and at maturity

Initial Interest Rate:	LIBOR plus 0.015%, determined on the second London banking day prior to March 23, 2007

Day Count Convention:	Actual/360

Listing:	None

Underwriter:	Morgan Stanley & Co. Incorporated

Underwriting:	The underwriting agreement provides that the underwriter is obligated to purchase all of the Notes if any are purchased. The underwriting agreement may be terminated by the underwriter prior to issuance of the Notes in certain circumstances.

National City Corporation has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

If the Notes are not sold at the initial offering price, the underwriter may change the offering price and other selling terms.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

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